Exhibit 99.1

Financial Contact:         James S. Gulmi (615) 367-8325

Media Contact:               Claire S. McCall (615) 367-8283

GENESCO REPORTS FOURTH QUARTER,

FISCAL 2012 RESULTS

—Fourth Quarter Comparable Store Sales Increased 12%—

NASHVILLE, Tenn., March 2, 2012 — Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the fourth quarter ended January 28, 2012, of $41.5 million, or $1.72 per diluted share, compared to earnings from continuing operations of $31.4 million, or $1.34 per diluted share, for the fourth quarter ended January 29, 2011. Fiscal 2012 fourth quarter results reflect pretax items of $3.7 million, or $0.25 per diluted share after tax, including compensation expense related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited in June 2011 and other legal matters, and an effective tax rate reflecting the non-deductibility of the compensation expense related to the deferred purchase price. As previously announced, because the obligation to pay the deferred purchase price for Schuh is contingent upon the continued employment of the payees, U.S. Generally Accepted Accounting Principles require that it be treated as compensation expense. For tax purposes, however, the obligation is treated as purchase price, and is therefore not deductible. Fiscal 2011 fourth quarter results were favorably affected by $0.08 per share due to a lower tax rate offset by pretax items totaling $2.8 million, or $0.07 per diluted share after tax, primarily related to network intrusion expenses, asset impairments and purchase price accounting adjustments.

Adjusted for the items described above in both periods, earnings from continuing operations were $47.5 million, or $1.97 per diluted share, for the fourth quarter of Fiscal 2012, compared to earnings from continuing operations of $31.3 million, or $1.33 per diluted share, for the fourth quarter of Fiscal 2011. For consistency with Fiscal 2012’s previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. Additionally, the Company believes that the presentation of earnings from continuing operations before the compensation expense associated with the Schuh deferred purchase price will enable investors to understand the effect attributable to incorporating a continuing employment condition into the obligation to pay deferred purchase price. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the fourth quarter of Fiscal 2012 increased 29% to $723 million from $560 million in the fourth quarter of Fiscal 2011. Comparable store sales in the fourth quarter of Fiscal 2012 increased by 12%. The Lids Sports Group’s comparable store sales increased by 13%, the Journeys Group increased by 14%, Johnston & Murphy Retail increased by 8%, and Underground Station decreased by 4%.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “We finished Fiscal 2012 with an excellent fourth quarter, led by strong performances from our two largest businesses, Journeys Group and Lids Sports Group. In addition, Schuh and Johnston & Murphy also contributed meaningfully to our results. Our merchandise strategies continued to drive strong full price selling in our stores and on our websites, helping push adjusted fourth quarter operating margin above 10% for the first time in five years.

“Fiscal 2013 has started well, with February consolidated comparable store sales up 13%. While we expect these trends to moderate, we continue to look for positive comparable store sales on top of the challenging quarterly comparisons ahead of us.”

Dennis also discussed the Company’s updated outlook. “Based on current visibility we expect adjusted Fiscal 2013 diluted earnings per share to be in the range of $4.58 to $4.70, which represents a 12% to 15% increase over last year’s adjusted earnings per share of $4.09. Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, which are estimated in the range of $1.4 million to $2.5 million pretax, or $0.04 to $0.06 per share, after tax, in Fiscal 2013. They also do not reflect compensation expense associated with the Schuh deferred purchase price as described above, which are currently estimated at approximately $12.0 million, or $0.49 per diluted share, for the full year. This guidance assumes comparable sales of 2% to 3% for the full fiscal year.” A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Fiscal Year 2012

The Company also reported earnings from continuing operations for the fiscal year ended January 28, 2012, of $83.0 million, or $3.48 per diluted share, compared to earnings from continuing operations of $54.5 million, or $2.29 per diluted share, for the fiscal year ended January 29, 2011. Fiscal 2012 earnings reflected after-tax charges of $0.61 per diluted share, including compensation expense associated with the Schuh deferred purchase price, acquisition expenses, asset impairments, other legal matters and network intrusion-related expenses. Fiscal 2011 earnings reflected after-tax charges of $0.19 per diluted share, including asset impairments, purchase price accounting adjustments, network intrusion-related expenses, flood loss and other legal matters, partially offset by a lower effective tax rate.

Adjusted for the listed items in both years, earnings from continuing operations were $97.5 million, or $4.09 per diluted share, for Fiscal 2012, compared to earnings from continuing operations of $59.0 million, or $2.48 per diluted share, for Fiscal 2011.

For consistency with previously announced earnings expectations, which did not reflect the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release. Net sales for Fiscal 2012 increased 28% to $2.29 billion from $1.79 billion in Fiscal 2011.

Dennis concluded, “We are entering the new fiscal year from a position of strength. With a diversified portfolio of businesses that generate significant cash flow, we are well situated to take advantage of the profitable growth opportunities ahead of us. We believe our recent operating performance confirms we are on the right strategic course to achieve our goals of $3.1 billion in sales and operating margins of 9% by Fiscal 2016.”

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company’s live conference call on March 2, 2012 at 7:30 a.m. (Central time), may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, earnings and operating margins), and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management in four years based on the achievement of certain performance objectives; the costs of responding to and liability in connection with the network intrusion announced in December 2010; the timing and amount of non-cash asset impairments; weakness in the consumer economy; competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,380 retail stores throughout the U.S., Canada and the United Kingdom, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Lids, Lids Locker Room, Johnston & Murphy, and Underground Station, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.schuh.co.uk, www.johnstonmurphy.com, www.dockersshoes.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.keukafootwear.com and www.lidsteamsports.com. The Company’s Lids Sports Group division operates the Lids headwear stores and the lids.com website, the Lids Locker Room and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, Keuka, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

GENESCO INC.

Consolidated Earnings Summary

	Fourth Quarter		Fiscal Year Ended
In Thousands	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net sales	$723,369	$560,494	$2,291,987	$1,789,839
Cost of sales	366,298	287,503	1,137,938	887,992
Selling and administrative expenses	285,548	222,713	1,007,502	807,197
Restructuring and other, net	741	2,003	2,677	8,567

Earnings from operations*	70,782	48,275	143,870	86,083
Interest expense, net	1,628	354	5,092	1,122

Earnings from continuing operations before income taxes	69,154	47,921	138,778	84,961
Income tax expense	27,656	16,508	55,794	30,414

Earnings from continuing operations	41,498	31,413	82,984	54,547

Provision for discontinued operations	(28)	(552)	(1,025)	(1,336)

Net Earnings	$41,470	$30,861	$81,959	$53,211

*	Includes $3.0 million and $13.9 million, respectively, of acquisition related expenses for the three months and fiscal year ended January 28, 2012.

Earnings Per Share Information

	Fourth Quarter		Fiscal Year Ended
In Thousands (except per share amounts)	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Preferred dividend requirements	$46	$49	$193	$197

Average common shares - Basic EPS	23,462	22,825	23,234	23,209

Basic earnings per share:
Before discontinued operations	$1.77	$1.37	$3.56	$2.34
Net earnings	$1.77	$1.35	$3.52	$2.28

Average common and common equivalent shares - Diluted EPS	24,095	23,500	23,848	23,716

Diluted earnings per share:
Before discontinued operations	$1.72	$1.34	$3.48	$2.29
Net earnings	$1.72	$1.31	$3.43	$2.24

GENESCO INC.

Consolidated Earnings Summary

	Fourth Quarter		Fiscal Year Ended
In Thousands	January 28, 2012	January 29, 2011*	January 28, 2012	January 29, 2011*
Sales:
Journeys Group	$290,308	$253,315	$927,743	$804,149
Underground Station Group	26,440	29,405	92,373	94,351
Schuh Group	100,077	—	212,262	—
Lids Sports Group	226,578	198,072	759,324	603,345
Johnston & Murphy Group	59,957	56,010	201,725	185,011
Licensed Brands	19,717	23,325	97,444	101,644
Corporate and Other	292	367	1,116	1,339

Net Sales	$723,369	$560,494	$2,291,987	$1,789,839

Operating Income (Loss):
Journeys Group	$39,071	$27,877	$82,785	$52,639
Underground Station Group	1,560	1,341	(333)	(2,997)
Schuh Group(1)	7,371	—	11,711	—
Lids Sports Group	31,347	22,883	82,349	56,026
Johnston & Murphy Group	5,653	4,149	13,682	7,595
Licensed Brands	1,458	2,247	9,456	12,359
Corporate and Other(2)	(15,678)	(10,222)	(55,780)	(39,539)

Earnings from operations	70,782	48,275	143,870	86,083

Interest, net	1,628	354	5,092	1,122

Earnings from continuing operations before income taxes	69,154	47,921	138,778	84,961

Income tax expense	27,656	16,508	55,794	30,414

Earnings from continuing operations	41,498	31,413	82,984	54,547

Provision for discontinued operations	(28)	(552)	(1,025)	(1,336)

Net Earnings	$41,470	$30,861	$81,959	$53,211

*	Certain expenses previously allocated to corporate in Fiscal 2011 have been reallocated to operating divisions to conform to current year presentation. Fiscal 2011 has been restated to reflect this new allocation.
(1)	Includes $2.9 million and $7.2 million, respectively, in deferred payments related to the Schuh acquisition for the three months and fiscal year ended January 28, 2012.
(2)	Includes a $0.8 million charge in the fourth quarter of Fiscal 2012 which includes $0.6 million in other legal matters and $0.2 million for network intrusion expenses and includes $2.7 million of other charges in Fiscal 2012 which includes $1.1 million for asset impairments, $0.7 million for network intrusion expenses and $0.9 million for other legal matters. The fourth quarter and year of Fiscal 2012 also included $0.1 million and $6.7 million, respectively, of acquisition related expenses. Includes a $2.0 million charge in the fourth quarter of Fiscal 2011, which includes $1.3 million for intrusion expenses, and $0.8 million in asset impairments offset slightly by $0.1 million in other legal matters. Includes $8.6 million of other charges in Fiscal 2011 which includes $7.2 million in asset impairments, $1.3 million for intrusion expenses and $0.1 million in other legal matters.

GENESCO INC.

Consolidated Balance Sheet

In Thousands	January 28, 2012	January 29, 2011
Assets
Cash and cash equivalents	$53,790	$55,934
Accounts receivable	43,713	44,512
Inventories	435,113	359,736
Other current assets	75,001	52,873

Total current assets	607,617	513,055

Property and equipment	227,717	198,691
Other non-current assets	403,976	249,336

Total Assets	$1,239,310	$961,082

Liabilities and Equity
Accounts payable	$138,938	$117,001
Current portion long-term debt	8,773	—
Other current liabilities	180,679	117,362

Total current liabilities	328,390	234,363

Long-term debt	31,931	—
Other long-term liabilities	161,379	99,898
Equity	717,610	626,821

Total Liabilities and Equity	$1,239,310	$961,082

GENESCO INC.

Retail Units Operated - Twelve Months Ended January 28, 2012

	Balance 01/31/10	Open	Acquisitions	Close	Balance 01/29/11	Open	Acquisitions	Close	Balance 01/28/12
Journeys Group	1,025	9	0	17	1,017	18	0	18	1,017
Journeys	819	6	0	12	813	14	0	15	812
Journeys Kidz	150	3	0	4	149	4	0	1	152
Shi by Journeys	56	0	0	1	55	0	0	2	53
Underground Station Group	170	0	0	19	151	0	0	14	137
Schuh Group	0	0	0	0	0	6	75	3	78
Schuh UK	0	0	0	0	0	6	51	1	56
Schuh ROI	0	0	0	0	0	0	8	0	8
Schuh Concessions	0	0	0	0	0	0	16	2	14
Lids Sports Group	921	41	58	35	985	40	10	33	1,002
Johnston & Murphy Group	160	3	0	7	156	6	0	9	153
Shops	116	2	0	7	111	1	0	9	103
Factory Outlets	44	1	0	0	45	5	0	0	50

Total Retail Units	2,276	53	58	78	2,309	70	85	77	2,387

Retail Units Operated - Three Months Ended January 28, 2012

	Balance 10/29/11	Open	Acquisitions	Close	Balance 01/28/12
Journeys Group	1,017	4	0	4	1,017
Journeys	811	4	0	3	812
Journeys Kidz	153	0	0	1	152
Shi by Journeys	53	0	0	0	53
Underground Station Group	139	0	0	2	137
Schuh Group	75	4	0	1	78
Schuh UK	52	4	0	0	56
Schuh ROI	8	0	0	0	8
Schuh Concessions	15	0	0	1	14
Lids Sports Group	1,000	9	0	7	1,002
Johnston & Murphy Group	156	1	0	4	153
Shops	106	1	0	4	103
Factory Outlets	50	0	0	0	50

Total Retail Units	2,387	18	0	18	2,387

Comparable Store Sales

	Three Months Ended		Twelve Months Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Journeys Group	14%	12%	15%	7%
Underground Station Group	-4%	-4%	6%	-1%
Lids Sports Group	13%	6%	12%	9%
Johnston & Murphy Group	8%	12%	10%	8%

Total Comparable Store Sales	12%	9%	13%	7%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended January 28, 2012 and January 29, 2011

In Thousands (except per share amounts)	3 mos Jan 2012	Impact on EPS	3 mos Jan 2011	Impact on EPS
Earnings from continuing operations, as reported	$41,498	$1.72	$31,413	$1.34

Adjustments: (1)
Impairment charges	32	—	487	0.02
Acquisition expenses	142	0.01	—	—
Deferred payment - Schuh acquisition	2,917	0.12	—	—
Other legal matters	387	0.02	(39)	—
Purchase price accounting adjustment - margin	—	—	476	0.02
Purchase price accounting adjustment - expense	—	—	—	—
Network intrusion expenses	86	—	816	0.03
Higher (lower) effective tax rate	2,391	0.10	(1,863)	(0.08)

Adjusted earnings from continuing operations (2)	$47,453	$1.97	$31,290	$1.33

(1)	All adjustments are net of tax where applicable. The tax rate for the fourth quarter of Fiscal 2012 is 34.8% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the fourth quarter of Fiscal 2011 is 38.0% excluding a FIN 48 discrete item of $0.1 million.
(2)	Reflects 24.1 million share count for Fiscal 2012 and 23.5 million share count for Fiscal 2011 which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Twelve Months Ended January 28, 2012 and January 29, 2011

In Thousands (except per share amounts)	12 mos Jan 2012	Impact on EPS	12 mos Jan 2011	Impact on EPS
Earnings from continuing operations, as reported	$82,984	$3.48	$54,547	$2.29

Adjustments: (1)
Impairment charges	706	0.03	4,410	0.19
Acquisition expenses	5,770	0.24	—	—
Deferred payment - Schuh acquisition	7,218	0.30	—	—
Other legal matters	567	0.02	56	—
Flood loss	—	—	215	0.01
Purchase price accounting adjustment - margin	—	—	1,242	0.05
Purchase price accounting adjustment - expense	—	—	266	0.01
Expenses related to aborted acquisition	—	—	127	0.01
Network intrusion expenses	415	0.02	816	0.03
Lower effective tax rate	(160)	—	(2,639)	(0.11)

Adjusted earnings from continuing operations (2)	$97,500	$4.09	$59,040	$2.48

(1)	All adjustments are net of tax where applicable. The tax rate for Fiscal 2012 is 36.95% excluding a FIN 48 discrete item of $0.4 million. The tax rate for Fiscal 2011 is 38.4% excluding a FIN 48 discrete item of $0.5 million.
(2)	Reflects 23.8 million share count for Fiscal 2012 and 23.7 million share count for Fiscal 2011 which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending February 2, 2013

In Thousands (except per share amounts)	High Guidance Fiscal 2013		Low Guidance Fiscal 2013
Forecasted earnings from continuing operations	$100,337	$4.15	$97,303	$4.03

Adjustments: (1)
Impairment	1,466	0.06	1,466	0.06
Deferred payment - Schuh acquisition	11,778	0.49	11,778	0.49

Adjusted forecasted earnings from continuing operations (2)	$113,581	$4.70	$110,547	$4.58

(1)	All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2013 is 37% excluding a FIN 48 discrete item of $0.5 million.
(2)	Reflects 24.3 million share count for Fiscal 2013 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.